ENERJEX RESOURCES, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

PREFERENCES, RIGHTS AND LIMITATIONS
OF
10% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

EnerJex Resources, Inc., a corporation organized and existing under the Corporations Law of the State of Nevada, as amended (the "NRS"), in accordance with Section 78.1955 of the NRS, does hereby certify that:

1.          The name of the corporation is EnerJex Resources, Inc. (the "Corporation").

2.          The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on January 23, 2002.

3.          Pursuant to the authority conferred upon the Board of Directors (the "Board") by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), and pursuant to the provisions of Sections 78.1955 of the NRS, said Board of Directors, pursuant to a unanimous written consent dated as of May __, 2014, and holders of a majority of the issued and outstanding shares of the Corporations Series A Preferred Stock, pursuant to a written consent dated as of May __, 2014, adopted a resolution amending and restating the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series A Preferred Stock, which resolution is as follows:

RESOLVED, that, pursuant to authority given by Article IV of the Articles of Incorporation (which authorized 25,000,000 shares of preferred stock, par value $0.001 per share), the Corporation's Series A Preferred Stock is hereby redenominated as "10% Series A Cumulative Redeemable Perpetual Preferred Stock," par value $0.001 per share, and shall have the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below, and that certain instrument entitled "Certificate of Designation of Preferences, Rights, and Limitations of Series A Preferred Stock," as filed with the Secretary of State of the State of Nevada effective December 31, 2010, is hereby amended and restated in its entirety to read as follows:

Section 1.     Number of Shares and Designation. This series of preferred stock shall be designated as 10% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”). The number of shares that shall constitute such series shall be 2,000,000, subject to being increased or decreased in the manner permitted by the NRS.

Section 2.      Dividends.

(a)          Holders of issued and outstanding Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of distributions, cumulative cash dividends at a rate per annum equal to the Stated Rate of 10% per annum of the $25.00 per share liquidation preference of the Series A Preferred Shares. Except as otherwise provided in Sections 2(d) and 2(e) hereof, the dividend rate shall be equal to the Stated Rate. Dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Shares on a daily basis during each Dividend Period, from and including the preceding Dividend Payment Date or the original date of issuance of such share, as the case may be, to but excluding the applicable Dividend Payment Date for such period, and shall be payable on each Dividend Payment Date. Such dividends shall accrue on accumulated and unpaid dividends; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if such dividend had been paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day by reason of such later payment. Dividends payable on the Series A Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be, except in the case of payments of dividends in arrears as provided in Section 2(b) hereof, the fifteenth (15th) day of the calendar month in which the applicable Dividend Payment Date occurs, without regard to any extension in such Dividend Payment Date pursuant to this Section 2(a) if the regularly scheduled Dividend Payment Date is not a Business Day (each such date, a “Record Date”).

(b)          No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) for any period, nor shall shares of any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof) unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on all outstanding Series A Preferred Shares and any Parity Securities through the most recent respective Dividend Payment Dates. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board and paid on any date fixed by the Board, whether or not such date is a Dividend Payment Date, to holders of the Series A Preferred Shares on the Record Date for such payment. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full cumulative dividends described in this Section 2(b). Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 2(a) hereof, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares.

(c)          No later than the close of business, New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, in respect of the Series A Preferred Shares that have been declared by the Board to the holders of such shares, as such holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent, as of the applicable Record Date.

(d)          Upon the failure of the Corporation to pay the accrued cash dividends in full in respect of the Series A Preferred Shares for any six (6) Dividend Periods, whether consecutive or not (a "Dividend Default"), the per annum dividend rate shall increase to 12.00% annum per $25.00 stated liquidation preference, or $3.00 per annum, or $0.25 per month, per Series A Preferred Share commencing on the first day after the Dividend Payment Date following the sixth such Dividend Period. Thereafter, on each subsequent Dividend Payment Date on which cash dividends on the Series A Preferred Shares shall not be declared and paid, the annual dividend rate on the Series A Preferred Shares shall increase by an additional 1.00% per annum per $25.00 liquidation preference per Series A Preferred Share, up to a maximum annual dividend rate on the Series A Preferred Shares of 15.00% per annum. Notwithstanding the foregoing provisions of this Section 2(d), each such increase in the annual dividend rate on the Series A Preferred Shares will lapse if and when the Corporation has paid all accrued but unpaid dividends on the Series A Preferred Shares. The dividend rate will then return to the Stated Rate, subject to the revesting of the right of holders of the Series A Preferred Shares to receive a dividend rate increase on the terms and under the circumstances described in this Section 2(d). In the event of a Dividend Default, the Corporation may elect to pay dividends on the Series A Preferred Stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if the Corporation's common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of the Corporation's common stock (based on the weighted average daily closing price for the 10 Business Day period ending on the Business Day immediately preceding the payment) and cash in lieu of any fractional share or (ii) if the Corporation's common stock is not listed on a National Exchange, additional shares of Series A Preferred Stock with a liquidation value equal to the amount of the dividend.

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(e)          If the Corporation fails to maintain the listing of the Series A Preferred Shares for trading upon a National Market for a period of 180 consecutive days (a “National Market Listing Failure”), the per annum dividend rate shall increase to 12.00% per $25.00 stated liquidation preference, or $3.00 per annum, or $0.25 per month, per Series A Preferred Share. Notwithstanding the foregoing provisions of this Section 2(e), such increase in the annual dividend rate on the Series A Preferred Shares will lapse if and when the Corporation has caused the Series A Preferred Shares to become listed on a National Market. The dividend rate will then return to the Stated Rate, subject to the revesting of the right of holders of the Series A Preferred Shares to receive a dividend rate increase on the terms and under the circumstances described in this Section 2(e).

(f)          Provided the Series A Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will be responsible for crediting accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners.

(g)        No dividends will be declared by the Board or funds paid or set aside for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement related to its indebtedness, prohibit that declaration, payment, or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law.

(h)        Notwithstanding anything to the contrary contained herein, dividends will accrue regardless of whether the restrictions referred to in Section 2(g) exist, the Corporation has earnings, there are funds legally available for the payment of such dividends, or such dividends are declared by the Board.

Section 3.     Liquidation Preference.

(a)          Subject to the rights of the Corporation’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities as to the distribution of assets on any Liquidation of the Corporation, each holder of outstanding Series A Preferred Shares shall be entitled to receive an amount of cash equal to $25.00 per share plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to but not including the date of final distribution to such holders. If, upon any Liquidation of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount payable to the holders of the Series A Preferred Shares as described in this Section 3(a) and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any Liquidation of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Securities if all amounts payable thereon were paid in full.

(b)          Subject to the rights of the Corporation’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares in accordance with this Section 3, the holders of any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein or have any other right or claim to such assets.

(c)           Written notice of any such Liquidation of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 20 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

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Section 4.     Redemption.

(a)          The Series A Preferred Shares shall not be redeemable by the Corporation, except either:

(i) on and after [ ], 2017, in which case the Corporation may redeem the Series A Preferred Shares, in whole at any time or from time to time in part, at the option of the Corporation, for cash, at a redemption price of $25.00 per Series A Preferred Share plus the amount of accrued dividends indicated in Section 4(b) hereof, or

(ii) upon the occurrence of any Change of Control, in which case the Corporation may redeem the Series A Preferred Shares, in whole at any time or from time to time in part, at the option of the Corporation, for cash equal to the sum of (A) the amount of accrued dividends indicated in Section 4(b) hereof, plus (B) the following price:

Redemption Date	Redemption Price per Share

On or before [ ], 2015	$25.75
After [ ], 2015 and on or before [ ], 2016	$25.50
After [ ], 2016 and on or before [ ], 2017	$25.25
After [ ], 2017	$25.00

(b)          Upon any redemption of Series A Preferred Shares pursuant to this Section 4, the Corporation shall pay any accumulated accrued and unpaid dividends in arrears thereon (whether or not declared) to, but not including, the Redemption Date.

(c)          Notwithstanding the foregoing, if as of any particular date all accrued and unpaid dividends on the Series A Preferred Shares and any other class or series of Parity Securities of the Corporation have not been paid or declared and set apart for payment, the Corporation shall not repurchase, redeem or otherwise acquire, whether under this Section 4 or otherwise, in whole or part any Series A Preferred Shares or Parity Securities unless (x) all outstanding Series A Preferred Shares and Parity Securities are simultaneously redeemed or (y) any such repurchase, redemption or acquisition is effected pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and any Parity Securities.

(d)          Written notice of the redemption of any Series A Preferred Shares under this Section 4 shall be mailed, postage prepaid, to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s stock transfer records, not less than 30 nor more than 90 days prior to the Redemption Date. Upon the occurrence of a Change of Control, the Corporation will have the option upon written notice mailed by it, not less than 30 nor more than 90 days prior to the Redemption Date and addressed to the holders of record of the Series A Preferred Shares to be redeemed, to redeem the Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash equal to the redemption price set forth in Section 4(a), above, as applicable. Neither the failure to give notice required by this Section 4(d), nor any defect in the notice therein or in the mailing thereof, to any particular holder, shall affect the validity of the redemption proceedings with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Redemption Date; (ii) the redemption price per Series A Preferred Share; (iii) the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed in connection with any partial redemption, the number (and the identification) of such shares to be redeemed from such holder; (iv) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered for payment; (v) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date; and (vi) that the shares of Series A Preferred Shares are being redeemed pursuant to the Corporation’s redemption right under Section 4(a) hereof. If a notice of redemption is duly mailed as aforesaid, then from and after the Redemption Date, (i) dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of such Series A Preferred Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon); provided, however, that no such rights shall terminate if the Corporation fails to provide funds sufficient to complete the redemption at the time and place specified for payment pursuant to the applicable redemption notice.

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(e)          Provided the Series A Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price shall be paid by the Registrar and Transfer Agent to the Securities Depository no later than the Redemption Date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the Persons for whom they are acting as agent. If the Corporation gives or causes to be given a notice of redemption, then the Corporation shall deposit with the Registrar and Transfer Agent funds sufficient to redeem the Series A Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the Redemption Date, and will give the Registrar and Transfer Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon the actual or deemed surrender of the certificates therefor. The Corporation shall be entitled to receive from the Registrar and Transfer Agent the interest income, if any, earned on such funds deposited with the Registrar and Transfer Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited by the Corporation with the Registrar and Transfer Agent pursuant to this Certificate for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request, after which payment of the holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation.

(f)          If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Corporation, and those shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation. Provided all shares of Series A Preferred Shares are held of record by the nominee of the Securities Depository, the Corporation shall give notice, or cause notice to be given, to the Securities Depository of the number of Series A Preferred Shares to be redeemed, and the Corporation shall determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant holding more shares than the number subject to redemption will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Shares for its own account). Under such circumstances, a participant may determine to redeem Series A Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series A Preferred Shares from the accounts of other beneficial owners. If fewer than all of the Series A Preferred Shares represented by any certificate are called for redemption, then upon the actual or deemed surrender of the certificate to the Registrar and Transfer Agent, the Registrar and Transfer Agent shall issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption.

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(g)          Notwithstanding anything to the contrary in this Section 4, any redemption under this Section 4 may be affected only out of funds legally available for such purpose.

Section 5.     Status of Acquired Shares. Any Series A Preferred Shares redeemed by the Corporation in accordance with Section 4 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 6.     Ranking. The Series A Preferred Shares shall, with respect to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, be deemed to rank:

(a)          senior to all classes of Common Stock and to each other class or series of capital stock of the Corporation established after the date on which this Certificate is filed with the Secretary of State of the State of Nevada that is not, in accordance with Section 7(e), below, expressly made senior to or on parity with the Series A Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation of the Corporation (“Junior Securities”);

(b)          on parity with any other class or series of capital stock of the Corporation that is established in accordance with Section 7(e)(i) hereof after the date of this Certificate and that is not expressly subordinated or (in accordance with Section 7(e)(ii), below) made senior to the Series A Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation of the Corporation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof differ from those of the Series A Preferred Shares (“Parity Securities”); and

(c)          junior to all of the Corporation’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and each other class or series of capital stock of the Corporation that (in accordance with Section 7(e)(ii), below) is expressly made senior to the Series A Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation of the Corporation (“Senior Securities”).

Section 7.     Voting Rights.

(a)          The Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as set forth in this Section 7 or as otherwise provided by the NRS.

(b)          In the event of a Dividend Default or a National Market Listing Failure, the holders of the Series A Preferred Shares will have the right, voting together as a class with the holders of shares of every other series of Parity Securities upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Securities”), at the next meeting of stockholders called for the election of directors in accordance with the Corporation's Bylaws, to elect two members of the Board in addition to those members already serving on the Board, and the size of the Board shall be increased as necessary to accommodate such change. The right of such holders of Series A Preferred Shares to elect two members of the Board will continue until such time as all dividends accumulated and in arrears on the Series A Preferred Shares have been paid in full and any National Market Listing Failure has been remedied, as the case may be, at which time such right will terminate. However, after the dividends accumulated and in arrears have been paid or the Series A Preferred Shares are again listed on a National Market, as the case may be, and the right of such holders of Series A Preferred Shares to elect two members of the Board has terminated, such right to elect two members of the Board may be reinstated in the event of a subsequent Dividend Default or National Market Listing Failure. Upon any termination of the right of the holders of the Series A Preferred Shares and any Voting Preferred Securities to vote as a class for directors under this Section 7(b), the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately.

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(c)          The directors elected at any such meeting pursuant to Section 7(b) hereof shall serve until the earlier of the next meeting of stockholders called for the election of directors and until their successors are duly elected and qualified, or until such Person’s earlier resignation or removal, if such term shall not have previously terminated as provided in Section 7(b) hereof. If any vacancy shall occur among the directors elected by the holders of the Series A Preferred Shares and any Voting Preferred Securities, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by the holders of the Series A Preferred Shares and any Voting Preferred Securities or the successor of such remaining director, if any (or, in the absence of any such then-remaining director, upon the nomination of the holders of a majority of the Series A Preferred Shares and any Voting Preferred Securities acting together as a single class), to serve until the next meeting of the stockholders called for the election of directors and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided in Section 7(b) hereof. Any directors elected by the holders of the Series A Preferred Shares and any Voting Preferred Securities under this Section 7 shall each be entitled to one vote per director for any matter on which the Board is entitled to vote.

(d)          So long as any Series A Preferred Shares are outstanding, the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or these terms of the Series A Preferred Shares that materially and adversely affects the rights, preferences or voting powers of the Series A Preferred Shares; provided, however, that the amendment of the provisions of the Articles of Incorporation so as to increase the authorized number of shares of Preferred Stock shall not be deemed to adversely affect the rights, preferences or voting power of the Series A Preferred Shares and shall not require the vote or consent of holders of the Series A Preferred Shares.

(e)          In addition, so long as any Series A Preferred Shares are outstanding, the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares at the time outstanding, voting as a separate class, shall be required prior to the Corporation’s creation or issuance of (i) any Parity Securities; or (ii) any Senior Securities.

(f)          For purposes of this Section 7, with respect to any matter as to which the holders of Series A Preferred Shares are entitled to vote as a class, such holders shall be entitled to one vote per share.

Section 8.     Record Holders. The Corporation and the Registrar and Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Registrar and Transfer Agent shall be affected by any notice to the contrary.

Section 9.     Sinking Fund. The holders of Series A Preferred Shares shall not be entitled to (i) any mandatory redemption rights, (ii) payment of a principal amount at any particular date, (iii) the benefits of any retirement or sinking fund or (iv) require the Corporation to set aside funds to secure the Corporation’s obligations under the Series A Preferred Shares.

Section 10.   Conversion; Preemptive Rights. The Series A Preferred Shares shall not be convertible into or exchangeable for Common Stock or any other securities or property of the Corporation. The holders of the Series A Preferred Shares shall not be entitled to any preemptive or similar stock purchase rights.

Section 11.   Additional Issuances. The Board may issue additional Series A Preferred Shares or Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Shares.

Section 12.   Book Entry. All Series A Preferred Shares shall initially be represented by a single global certificate issued to the Registrar and Transfer Agent, as custodian for The Depository Trust Company & Clearing Corporation and its successors or assigns or any other securities depository that is a clearing agency under Section 17A of the Exchange Act and is selected by the Corporation (the “Securities Depository”), and registered in the name of the Securities Depository or its nominee. The Series A Preferred Shares shall continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series A Preferred Shares shall be entitled to receive a certificate evidencing such shares, except in limited circumstances. As long as the Securities Depository (or its nominee) remains the sole holder of the Series A Preferred Shares, no beneficial holder of the Series A Preferred Shares shall be deemed to be a stockholder of the Corporation, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such global preferred shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar and Transfer Agent or any agent of the Corporation or the Registrar and Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its agent members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares evidenced by a global certificate issued to the Registrar and Transfer Agent, as custodian for the Securities Depository.

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Section 13.   Definitions. For purposes of the Series A Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated below:

“Articles of Incorporation” shall have the meaning ascribed thereto in the introduction of this Certificate.

“Board” shall have the meaning ascribed thereto in the introduction of this Certificate.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Certificate” shall mean this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Redeemable Perpetual Preferred Stock.

“Change of Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the Corporation's total voting stock; (ii) that the Corporation sells, transfers, or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of us with another entity where the Corporation's stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange. For purposes of the foregoing, any "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) that exists on the date that Series A Preferred Shares are first issued pursuant to this Certificate shall be disregarded.

“Common Stock” means any of the Corporation’s capital stock that is not Preferred Stock, including the common stock of the Corporation, par value $0.001 per share.

“Corporation” shall have the meaning ascribed thereto in the introduction to this Certificate.

"Dividend Default" shall have the meaning ascribed thereto in Section 2(d) of this Certificate.

“Dividend Payment Date” means the last day of each calendar month commencing [ ], 2014.

“Dividend Period” means the period commencing on the first day of each calendar month (other than the initial Dividend Period, which shall commence on the date the applicable Series A Preferred Shares are issued) and ending on and ending on but excluding the last day of such calendar month; provided, however, that any Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 4 hereof shall end on but exclude the Redemption Date only with respect to the Series A Preferred Shares being redeemed.

“Exchange Act” means the United States Securities Exchange Act of 1934, as the same has been and hereafter is amended from time to time

“Junior Securities” shall have the meaning as set forth in Section 6(a) of this Certificate.

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“Liquidation” means any liquidation, dissolution or winding up of the Corporation’s affairs, whether voluntary or involuntary; provided, however, that none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, individually or in a series of transactions, (ii) a sale, lease or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall be deemed to be a Liquidation.

“National Market” means the New York Stock Exchange, NYSE MKT or NASDAQ Stock Market, or a successor exchange or quotation system.

“National Market Listing Failure” shall have the meaning ascribed thereto in Section 2(e) of this Certificate.

“NRS” shall have the meaning ascribed thereto in the introduction to this Certificate.

“Parity Securities” shall have the meaning as set forth in Section 6(b) of this Certificate.

“Person” means natural persons, corporations, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Stock” means (i) the Series A Preferred Shares and (ii) any other class or series of the Corporation’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any Liquidation of the Corporation, over shares of the Common Stock.

“Record Date” shall have the meaning as set forth in Section 2(a) of this Certificate.

“Redemption Date” means the date fixed for redemption of the Series A Preferred Shares and specified in any notice to holders furnished under Section 4(d) hereof.

“Registrar and Transfer Agent” means Standard Registrar and Transfer Agent, Inc., or such other agent or agents of the Corporation as may be designated from time to time by the Board of Directors of the Corporation or its duly authorized designee as the transfer agent and registrar for the Series A Preferred Shares.

“Securities Depository” shall have the meaning as set forth in Section 12 of this Certificate.

“Senior Securities” shall have the meaning as set forth in Section 6(c) of this Certificate.

“Series A Preferred Shares” shall have the meaning as set forth in Section 1 of this Certificate.

“Stated Rate” means 10% per annum on the $25.00 per share liquidation preference..

“Voting Preferred Securities” shall have the meaning as set forth in Section 7(b) of this Certificate.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences, Rights, and Limitations to be duly executed and acknowledged by Robert G. Watson, Jr., its Chief Executive Officer.

EnerJex Resources, Inc.

By
Robert G. Watson, Jr., its Chief Executive Officer

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